---------------------------                         ----------------------------
          FORM 4                                             OMB APPROVAL
---------------------------                         ----------------------------
[_]Check this box                                   OMB Number:        3235-0287
if no longer subject                                Expires:   December 31, 2001
of Section 16. Form 4                               Estimated average burden
or Form 5 obligations                               hours per response.......0.5
may continue. See                                   ----------------------------
Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                   Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


                            (Print or Type Responses)
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1.   Name and Address of Reporting Person*

  Atchison,         Robert             L.
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   (Last)       (First)      (Middle)

  500 Broadway
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               (Street)

  Redwood City,      CA          94063
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   (City)      (State)       (Zip)


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2. Issuer Name and Ticker or Trading Symbol

  Ampex Corporation (AXC)
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

         11/01
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ]  Director                             [ ]  10% Owner

   [X]  Officer (give title below)           [_]  Other (specify below)

                                 Vice President
                                 --------------
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person

   [ ]  Form filed by More Than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
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1.                                    2.             3.           4.                             5.             6.       7.
Title of Security                     Transaction    Transaction  Securities Acquired (A) or     Amount of      Owner-   Nature of
(Instr. 3)                            Date           Code         Disposed of (D)                Securities     ship     Indirect
                                      (Month/Day)    (Instr. 8)   (Instr. 3, 4 and 5)            Beneficially   Form:    Beneficial
                                       Year)         ----------------------------------------    Owned at End   Direct   Ownership
                                                     Code     V      Amount    (A)or    Price    of Month       (D) or   (Instr. 4)
                                                                               (D)               (Instr. 3      Indirect
                                                                                                 and 4)         (I)
                                                                                                                (Instr.4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1.                  2.       3.       4.       5.            6.                7.                8.       9.        10.      11.
Title of            Conver-  Trans-   Trans-   Number of     Date              Title and Amount  Price    Number    Owner-   Nature
Derivative          sion     action   action   Derivative    Exercisable and   of Underlying     of       of        ship     of
Security            or       Date     Code     Securities    Expiration Date   Securities        Deriv-   Deriv-    Form     In-
(Instr. 3)          Exer-    (Month/  (Instr.  Acquired (A)  (Month/Day/Year)  (Instr. 3 and 4)  ative    ative     of       direct
                    cise     Day/     8)       or Disposed                                       Secur-   Secur-    Deriv-   Bene-
                    Price    Year)             of(D)                                             ity      ities     ative    ficial
                    of                         (Instr. 3,                                        (Instr.  Bene-     Secur-   Owner-
                    Deriv-                     4 and 5)                                          5)       ficially  ity:     ship
                    ative             ---------------------------------------------------------           Owned     Direct   (Instr.
                    Secur-            Code V    (A)   (D)    Date     Expira-  Title     Amount           at End    (D) or   4)
                    ity                                      Exer-    tion               or               of        In-
                                                             cisable  Date               Number           Month     direct
                                                                                         of               (Instr.   (I)
                                                                                         Shares           4)        (Instr.
                                                                                                                    4)
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
Option to                                                                                Class A
Acquire                                                                                  Common
(Note 1)            $0.18    11/13/01   A  V    75,000      06/30/02 09/30/03  Stock     75,000   0       Note 2       D
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
Explanation of Responses:
Note 1: Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan (the "Plan").

Note 2: The column 9 total does not include other options outstanding under the Plan, because their exercise prices and exercise periods are different.



          /s/  Robert L. Atchison                              12/05/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                            Date
             Robert L. Atchison


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.